Ann Parker, Director Investor Relations 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi Brainerd Communicators 212-986-6667 smarg@braincomm.com
LODGENET REPORTS RESULTS FOR SECOND QUARTER 2007
– On Command and StayOnline Acquisitions Affect Results –
– Quarterly Revenue up to $134.9 Million –
– Adjusted Operating Cash Flow up to $36.0 Million –
– 1.9 Million Total Rooms Now Served –
     SIOUX FALLS, SD, July 31, 2007 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported quarterly revenue of $134.9 million, an increase of $63.1 million over the second quarter of 2006. The Company also reported a net loss of $(34.0) million or $(1.52) per share (basic). Net income in the second quarter of 2006 was $0.4 million, or $0.02 per share (basic and diluted). The Company’s financial results were significantly affected by the recent acquisitions of StayOnline and On Command and the related corporate financing activities. Excluding all acquisitions and refinancing activities, net income would have been $2.0 million for the quarter compared to $0.4 million for the second quarter 2006.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,
	2007	2006
Total revenue	$134,938	$71,871
Operating income (loss)	(726)	6,729
Net income (loss)	(34,031)	433
Net income (loss) per common share (1)	$(1.52)	$0.02

Adjusted Operating Cash Flow(2)	$35,957	$23,657
Average shares outstanding (basic)	22,428,960	18,245,841
Average shares outstanding (diluted)	22,428,960	18,579,380

(1)	2007 is based on average shares outstanding (basic) and 2006 is based on average shares outstanding (basic and diluted).

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income in 2006.
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LodgeNet Q2 2007 Earnings 2-2-2-2
     “In the quarter, we continued to execute on our strategy of expanding our networks and integrating new customer solutions to our business,” said Scott C. Petersen, LodgeNet President and CEO. “The big event, of course, was the closing of our acquisition of On Command, which drove network growth with the addition of its 830,000 rooms. We now serve more than 1.9 million total rooms throughout the United States, Canada and Mexico.”
     “The On Command acquisition, along with the acquisition of high-speed Internet service provider StayOnline in February, significantly affected our second quarter financial results,” said Gary H. Ritondaro, Chief Financial Officer. “Top line revenue increased $63.1 million, of which $59.8 million was attributable to On Command and StayOnline. As expected, the two acquisitions along with our refinancing activities in April also affected our bottom line. Both StayOnline and On Command posted expected negative operating income during the quarter, and the successful tender of our 9.5% senior subordinated notes affected our net income by $(22.0) million. At the same time, we are pleased to report that our pre-acquisition business continued to perform well with increasing per-room and total revenue, and higher operating and net income. Excluding the two acquired companies and our refinancing activities, net income would have been $2.0 million for the quarter compared to $0.4 million one year ago.”
     “During the quarter, we made substantial progress related to the integration of On Command,” continued Ritondaro. “From an organizational perspective, virtually all restructuring decisions have been made and announced; and, from an operational point of view, we are making substantial progress on a variety of fronts which we believe will drive results in 2008 and beyond. We are confident that operating synergies over the next 12 to 18 months will meet or exceed $15 million.
     “Our company continues to evolve from one which historically focused on video-on-demand, to an organization that delivers a broad array of media and connectivity solutions that connect, inform and entertain customers of hotels and other guest-based businesses,” continued Petersen. “For example, we now serve 209,000 rooms with high-speed Internet access services and are focused on increasing that penetration through our 1.8 million video room network. We are likewise focused on driving revenue growth from the hotel industry’s evolution to high definition television as well as further developing adjacent markets such as healthcare, travel centers and time shares. And, of course, we remain committed to our disciplined financial approach to our business and in creating value for our shareholders over the long-term.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2007 VERSUS
THREE MONTHS ENDED JUNE 30, 2006
     Total revenue for the second quarter of 2007 was $134.9 million, an increase of $63.1 million or 87.8%, compared to the second quarter of 2006. The growth was primarily driven by the integration of our On Command and StayOnline acquisitions which contributed $59.8 million to revenue. For the quarter, our pre-acquisition business increased revenue by 4.5% compared to the second quarter 2006.
     Guest Pay revenue, including high-speed Internet access (HSIA) service revenues increased $55.1 million or 79.7% to $124.3 million. The Guest Pay revenue contributed by On Command was $52.3 million. On a per-room basis, monthly Guest Pay revenue was $22.52 compared to $22.87 for the second quarter of 2006. Guest Pay revenue within the pre-acquisition LodgeNet room base was $23.62 compared to $22.87 for the second quarter of 2006, an increase of 3.3%. Movie revenue per room within the pre-acquisition LodgeNet room base was $17.13 compared to $17.02 in the prior year quarter. The movie revenue per room for the On Command room base was $16.17 for the quarter.
     Other revenue increased $8.0 million to $10.7 million during the second quarter of 2007 versus $2.7 million in the second quarter of 2006. The increase is attributed to higher HSIA equipment sales, interactive television system equipment sales to hotels and travel centers and the addition of advertising revenue. The advertising revenue was generated primarily by The Hotel Networks, a subsidiary of the company acquired with the On Command acquisition.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $36.7 million to $69.0 million in the second quarter of 2007. Total direct costs were 51.1% of revenue for the second quarter of 2007 as compared to 44.9% in the second quarter of 2006. The increase was driven by lower margin HSIA equipment sales and service, and higher programming costs related to our acquired businesses.
     Guest Pay operations expenses increased to $15.3 million in the second quarter of 2007 as compared to $9.1 million in the second quarter of 2006. Guest Pay operations expenses as a percentage of revenue were 11.3% this year as compared to 12.6% in the second quarter of 2006. Per average installed room, Guest Pay operations expenses decreased to $2.77 per room per month compared to $3.00 in the prior year quarter.

LodgeNet Q2 2007 Earnings 3-3-3-3
     Selling, general and administrative (SG&A) expenses increased $9.0 million to $16.2 million in the current quarter. The integration of the On Command and StayOnline acquisitions accounted for $7.6 million of the increase. We also incurred approximately $250,000 of expenses related to the integration of the two acquisitions. As a percentage of revenue, SG&A expenses were 12.0% in the current quarter compared to 9.9% in the second quarter of 2006.
     Depreciation and amortization expenses increased to $33.6 million in the current year quarter versus $16.9 million in the second quarter of 2006. The increase was primarily attributable to the two acquired companies, which included $2.6 million related to the amortization of acquired intangibles. Depreciation and amortization expenses per average Guest Pay room increased to $6.09 in the second quarter of 2007 compared to $5.58 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses increased to 24.9% in the second quarter of 2007 from 23.5% in the second quarter of 2006. Without the acquisition, depreciation and amortization expense of our pre-acquisition business was $15.4 million compared to $16.9 million for the second quarter of 2006.
     Interest expense was $11.6 million in the current quarter versus $6.5 million in the second quarter of 2006. The increase was driven by the change in average outstanding long-term debt, which increased to $538.1 million during the second quarter of 2007 from $281.0 million in the second quarter of 2006. As a result of our April 2007 refinancing, the average interest rate was 7.4% this quarter as compared to 9.3% during the second quarter of 2006.
     During the second quarter of 2007, we also incurred a loss of $22.2 million due to the tender fees related to the redemption of our 9.5% Senior Subordinated Notes and the write off of financing costs related to the refinancing of our previous term loan.
     As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and the effects of Hurricane Katrina insurance recoveries and equipment impairment, was $36.0 million. This represented an increase of $12.3 million over the second quarter of 2006.
     Operating loss was $(726,000) in the second quarter of 2007, compared to operating income of $6.7 million in the prior year quarter. Excluding the affect of the acquisitions and refinancing activities, operating income would have been $8.5 million compared to $6.7 million for 2006, or an increase of 26.9%.
     Net loss was $(34.0) million for the second quarter of 2007 compared to a net income of $0.4 million in the prior year quarter. Net loss per share for the second quarter of 2007 was $(1.52) compared to net income of $0.02 per share in the second quarter of 2006. Excluding the affect of the acquisitions and refinancing activities, net income would have been $2.0.
     For the quarter, cash used for operating activities was $3.9 million while cash used for investing activities for property and equipment additions, including growth related capital, was $22.9 million. Cash used for business acquisition-related activities was $334.8 million. During the second quarter of 2006, cash provided by operating activities was $14.7 million while cash used for investing activities, including growth-related capital, was $12.7 million. During the quarter, we installed 20,097 new digital rooms and converted 23,447 rooms to our digital system as compared to 17,160 new digital rooms and 14,423 converted rooms during the second quarter of 2006. The average investment per newly-installed digital room was $387 during the second quarter of 2007, compared to $346 for the second quarter of 2006. The investment to convert a tape-based room to a digital room was $307 in 2007, compared to $240 in the second quarter of 2006. The increase in the average investment per newly installed or converted room was primarily attributable to the change in average room size and the installation of high definition systems in 9,451 rooms during the second quarter of 2007, compared to 4,219 rooms in the second quarter of 2006.
     For the first half of 2007, cash provided by operating activities was $14.1 million while cash used for investing activities for property and equipment additions, including growth related capital, was $38.8 million, and cash used for business acquisition-related activities was $349.6 million. During the first half of 2006, cash provided by operating activities was $36.3 million while cash used for investing activities, including growth-related capital, was $24.9 million. During the first half of 2007, we installed 35,481 new digital rooms and converted 38,119 rooms to our digital system as compared to 27,904 new digital rooms and 30,974 converted rooms during the second quarter of 2006. The average investment per newly installed digital room was $378 during the first half of 2007, compared to $347 for the first half of 2006. The investment to convert a tape-based room to a digital room was $298 in 2007, compared to $252 in the first half of 2006. The increase in the average investment per newly installed or converted room was primarily attributable to the change in average room size and installation of high definition systems in 19,306 rooms during the first half of 2007, compared to 5,974 rooms in the first half of 2006.

LodgeNet Q2 2007 Earnings 4-4-4-4
Outlook
     For the full year 2007, LodgeNet expects to report revenue in the range of $490.0 million to $510.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $132.0 million to $142.0 million. Operating income is expected to be in a range from $8.0 million to $18.0 million. Net loss is expected to be $(54.0) million to $(44.0) million or loss per share of $(2.36) to $(1.93). Adjusted Net Loss** is expected to be $(19.0) million to $(9.0) million or $(0.83) to $(0.39) per share. Capital investment for 2007 is expected to be in a range from $75 million to $80 million. This guidance reflects eleven months of LodgeNet StayOnline and nine months of On Command operations.
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation and restructuring expenses.
** Adjusted Net Income (Loss) excludes amortization of purchase intangibles, restructuring charges and integration expenses, and the cost of refinancing the 9.5% senior notes.
     The company will also host a teleconference to discuss its results July 31, 2007 at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/334866/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.
About LodgeNet
     LodgeNet Entertainment Corporation is the leading provider of media and connectivity services designed to meet the unique needs of hospitality, healthcare and other visitor and guest-based businesses. LodgeNet serves more than 1.9 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. LodgeNet’s services include on demand movies, games, television programming, music and information, along with subscription sports programming and high-speed Internet access. LodgeNet Entertainment Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, On Command and StayOnline. LodgeNet is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
     Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
     LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q2 2007 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$32,227	$22,795
Restricted cash	—	1,006
Accounts receivable, net	66,159	32,959
Other current assets	11,289	10,728

Total current assets	109,675	67,488

Property and equipment, net	354,637	185,770
Debt issuance costs, net	12,286	5,704
Intangible assets, net	130,287	690
Goodwill	91,753	—
Other assets	9,542	3,557

Total assets	$708,180	$263,209

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$39,559	$19,165
Current maturities of long-term debt	7,504	2,536
Accrued expenses	25,894	18,193
Deferred revenue	12,596	8,076

Total current liabilities	85,553	47,970

Long-term debt	620,452	267,633
Other long-term liabilities	9,358	5,728

Total liabilities	715,363	321,331

Minority interest in consolidated subsidiary	764	—

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding Common stock, $.01 par value, 50,000,000 shares authorized; 22,892,425 and 19,084,734 shares outstanding at June 30, 2007 and December 31, 2006, respectively	229	191
Additional paid-in capital	328,497	242,383
Accumulated deficit	(336,525)	(302,466)
Accumulated other comprehensive income (loss)	(148)	1,770

Total stockholders’ deficiency	(7,947)	(58,122)

Total liabilities and stockholders’ deficiency	$708,180	$263,209

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2007 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Guest Pay	$124,279	$69,149	$194,549	$137,357
Other	10,659	2,722	15,674	4,707

Total revenues	134,938	71,871	210,223	142,064

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	61,961	31,010	95,112	61,696
Other	7,033	1,270	10,395	2,179
Operating expenses:
Guest Pay operations	15,297	9,064	23,832	17,850
Selling, general and administrative	16,172	7,128	23,963	14,020
Depreciation and amortization	33,599	16,868	49,688	33,783
Restructuring expense	2,497	—	2,738	—
Other operating income, net	(895)	(198)	(895)	(198)

Total costs and operating expenses	135,664	65,142	204,833	129,330

Income (loss) from operations	(726)	6,729	5,390	12,734

Other Income and Expenses:
Interest expense	(11,582)	(6,548)	(17,786)	(13,081)
Loss on early retirement of debt	(22,170)	—	(22,170)	(129)
Minority interest in income of subsidiary	165	—	165	—
Other income	403	434	564	560

Income (loss) before income taxes	(33,910)	615	(33,837)	84
Provision for income taxes	(121)	(182)	(222)	(305)

Net income (loss)	$(34,031)	$433	$(34,059)	$(221)

Net income (loss) per common share (basic)	$(1.52)	$0.02	$(1.64)	$(0.01)

Net income (loss) per common share (diluted)	$(1.52)	$0.02	$(1.64)	$(0.01)

Weighted average shares outstanding (basic)	22,428,960	18,245,841	20,743,919	18,186,064

Weighted average shares outstanding (diluted)	22,428,960	18,579,380	20,743,919	18,186,064

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2007 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2007	2006
Operating activities:
Net loss	$(34,059)	$(221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,688	33,783
Investment gain	—	(238)
Loss on early retirement of debt	3,583	129
Share-based compensation	853	927
Gain due to insurance proceeds	—	(200)
Insurance proceeds related to business interruption	—	200
Minority interest in income of subsidiary	(165)	—
Other	(50)	—
Change in operating assets and liabilities:
Accounts receivable	1,152	(84)
Other current assets	(2,439)	(1,524)
Accounts payable	(5,777)	2,325
Accrued expenses and deferred revenue	1,915	3,791
Other	(586)	(2,597)

Net cash provided by operating activities	14,115	36,291

Investing activities:
Property and equipment additions	(38,842)	(25,157)
Acquisition of On Command Corporation, net of cash acquired	(335,216)	—
Acquisition of StayOnline, Inc.	(14,388)	—
Proceeds from sale of land	624	—
Other investing activity	13	238

Net cash used for investing activities	(387,809)	(24,919)

Financing activities:
Proceeds from long-term debt	625,000	—
Repayment of long-term debt	(268,115)	(10,750)
Payment of capital lease obligations	(1,018)	(716)
Debt issuance costs	(12,738)	—
Contribution from minority interest holder to subsidiary	300	—
Proceeds from issuance of common stock, net of offering costs	23,350	—
Exercise of stock options	16,036	2,526

Net cash provided by (used for) financing activities	382,815	(8,940)

Effect of exchange rates on cash	311	92

Increase in cash and cash equivalents	9,432	2,524
Cash and cash equivalents at beginning of period	22,795	20,742

Cash and cash equivalents at end of period	$32,227	$23,266

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2007 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiaries

	2nd Qtr ‘07	1st Qtr ‘07	4th Qtr ‘06	3rd Qtr ‘06	2nd Qtr ‘06

Room Base Statistics

Total Rooms Served (1)	1,943,183	1,136,411	1,052,025	1,051,046	1,055,854
Total Guest Pay Interactive Rooms (2)	1,844,451	1,010,975	1,004,937	1,003,602	1,006,613
Total Digital Rooms (3)	1,411,560	759,379	733,362	710,793	686,553
Percent of Total GP Interactive Rooms	76.5%	75.1%	73.0%	70.8%	68.2%
Total HSIA Rooms (4)	209,145	178,430	37,686	36,665	35,461
Percent of Total Rooms Served	10.8%	15.7%	3.6%	3.5%	3.4%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.70	$17.13	$16.39	$18.56	$17.02
Other Interactive Service Revenue	5.82	6.27	5.60	5.99	5.85

Total Guest Pay Revenue Per Room	$22.52	$23.40	$21.99	$24.55	$22.87

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$134,938	$75,285	$69,639	$76,510	$71,871
Adjusted Operating Cash Flow (5)	$35,957	$22,712	$21,986	$24,873	$23,657
Operating Income (Loss)	$(726)	$6,117	$5,794	$8,404	$6,729
Write-off Debt Issuance Costs	$(22,170)	$—	$46	$52	$—
Net Income (Loss)	$(34,031)	$(28)	$(122)	$2,184	$433
Cash Provided by (used for) Operating Activities	$(3,912)	$18,027	$11,781	$23,896	$14,658
Cash Used for Investing Activities	$(357,043)	$(30,766)	$(13,564)	$(11,788)	$(12,734)

Net Free Cash Flow (as defined) (6)	$(360,955)	$(12,739)	$(1,783)	$12,108	$1,924
SG&A as Percent of Total Revenue	12.0%	10.3%	11.4%	9.2%	9.9%
Operating Income Margin	-0.5%	8.1%	8.3%	11.0%	9.4%

Reconciliation of Adjusted Operating Cash Flow to Operating Income

(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$35,957	$22,712	$21,986	$24,873	$23,657
Depreciation and Amortization	(31,016)	(16,089)	(16,429)	(16,099)	(16,868)
Amortization of acquired intangibles	(2,583)	—	—	—	—
Share Based Compensation	(587)	(265)	(380)	(370)	(258)
Restructuring Expense	(2,497)	(241)	—	—	—
Hurricane Katrina Impact	—	—	617	—	198

Operating Income	$(726)	$6,117	$5,794	$8,404	$6,729

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4]	Represents rooms receiving our high-speed Internet service included in total rooms served.

[5]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and the effects of Hurricane Katrina insurance recoveries and equipment impairment included in Other Operating Income in 2006.

[6]	Includes the effect of cash used for business acquisition, refinancing, and restructuring activities.